EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S-8 (No. 333-122885) pertaining to the Coastal Banking Company, Inc. 2000 Stock Incentive Plan and (b) the Registration Statement on Form S-8 (No. 333-129223) pertaining to the Coastal Banking Company, Inc. / First Capital Bank Holding Corporation 1999 Stock Incentive Plan our report dated March 26, 2007, with respect to the consolidated financial statements of Coastal Banking Company, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 2006 and our report dated March 14, 2008, with respect to the consolidated financial statements of Coastal Banking Company, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia

March 14, 2008